Exhibit 10.10

SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT

AGREEMENT

This Second Amendment to Executive Employment Agreement (the “Amendment”) is entered into as of March 11, 2010, by and between NovaRay Medical, Inc., a Delaware corporation with its principal place of business at 39655 Eureka Drive, Newark, California 94560 (“Company”) and Marc C. Whyte (“Executive”) (collectively, the “parties”). All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in that certain Executive Employment Agreement dated as of December 19, 2007 with Executive as amended by the Amendment to Executive Employment Agreement dated as of July 2, 2009 with Executive (the “Agreement”).

RECITALS

WHEREAS, the Company and Executive entered into the Agreement;

WHEREAS, the Company and Executive desire to amend the Agreement to be as set forth herein.

NOW, THEREFORE, in compliance with Section 16 of the Agreement and in consideration of the mutual promises and covenants set forth herein and in the Agreement and Statement of Work, the Client and the Company hereby agree as follows:

Section 4.1 of the Agreement is hereby amended to read in its entirety:

“Salary. As compensation for the proper and satisfactory performance of all duties to be performed by Executive hereunder, Company shall pay to Executive a base salary of $310,000.00 per year, less applicable withholdings (the “Base Salary”). Until the receipt of gross proceeds from equity or debt or other financing obtained by Company of at least Five Million Dollars ($5,000,000) in the aggregate after July 7, 2009, eighty percent (80%) of the Base Salary or $10,333 for each applicable semi-monthly pay period, less applicable withholdings, shall be paid in accordance with the Company’s regularly established payroll practice. The remaining $2,584 for each applicable semi-monthly pay period, less applicable withholdings and applicable withholdings, shall be paid in the event of (i) a receipt of gross proceeds from equity or debt or other financing obtained by Company of at least Five Million Dollars ($5,000,000) in the aggregate after July 7, 2009, (ii) a termination of Executive’s employment under the Agreement by the

Company without Cause or (iii) a termination of Executive’s employment under the Agreement by Executive for Good Reason but in no event later than March 15 of the year following the year of each such applicable semi-monthly pay period. After the receipt of gross proceeds from equity or debt or other financing obtained by Company of at least Five Million Dollars ($5,000,000) in the aggregate after July 7, 2009, the Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will be entitled to receive such amount of his salary earned as provided in this Section through the date of such termination.”

Section 4.2 of the Agreement is hereby amended to read in its entirety:

Incentive Compensation.

(a)	Discretionary Incentive Compensation. Executive may be granted incentive compensation in the Company’s discretion. If Company, in its sole and absolute discretion, grants Executive incentive compensation, the terms, amount and payment of such incentive compensation will be determined solely by Company. Such incentive compensation may be payable in either cash or stock of the Company or any combination thereof at the election of the Company, in its sole discretion, and pursuant to terms and conditions established by the Board of Directors of the Company.

(b)	Debt or Equity Financing. In the event the Company receives aggregate gross proceeds not less than $5,000,000 from debt or equity financings after July 7, 2009 and prior to December 31, 2010 (excluding proceeds from funds managed by Vision Capital Advisors, LLC), Executive shall receive incentive compensation set forth in Section 4.2(c) below for raising such additional debt or equity financing provided that Executive is employed with the Company at the time of such receipt of gross proceeds.

(c)	Calculation. In the event the Company receives aggregate gross proceeds not less than $5,000,000 from equity financings after July 7, 2009 and prior to December 31, 2010 (excluding proceeds from funds managed by Vision Capital Advisors, LLC), such compensation will be initially based on a percentage of Executive’s Base Salary listed in Table 1 below taking into account the amount raised, the pre-money valuation and the date by which such amount is raised. In the event the Company receives aggregate gross proceeds not less than $5,000,000 from straight debt financings after July 7, 2009 and prior to December 31, 2010 (excluding proceeds from funds managed by Vision Capital Advisors, LLC), such compensation will be initially based on a percentage of Executive’s Base Salary listed in the $42.5M pre-money valuation row in Table 1 below and the date by which such amount is raised.

In the event the Company receives aggregate gross proceeds not less than $5,000,000 from convertible debt financings after July 7, 2009 and prior to December 31, 2010 (excluding proceeds from funds managed by Vision Capital Advisors, LLC), such compensation will be initially based on a percentage of Executive’s Base Salary listed in Table 1 below taking into account the amount raised, the pre-money valuation and the date by which such amount is raised assuming conversion of such convertible debt. In the event such converted pre-money valuation is unknown, the Board of Directors of the Company will determine the appropriate percentage of Executive’s Base Salary upon which the incentive compensation, if any, will be initially based. Any incentive compensation payable by the Company pursuant to this Section 4.2(c) will be paid, as determined by the Board of Directors of the Company, in its sole discretion, in either (i) cash or (ii) a combination of cash and up to the percentage of such incentive compensation in Incentive Stock Options issued pursuant to the Company’s 2008 Stock Incentive Plan in lieu of cash as set forth in Table 1 below with the value of such options determined by the Black Scholes valuation method used by the Company to value stock options in its audited financial statements. Any incentive compensation payable pursuant to this Section 4.2(c) in cash will be paid to Executive as soon as administratively practicable following the applicable date set forth in Table 1 below but in no event later than March 15, 2011. Any incentive compensation payable pursuant to this Section 4.2(c) in stock options will be granted to Executive at the first meeting of the Compensation Committee of the Board of Directors following the applicable date set forth in Table 1 below but in no event later than March 15, 2011.

Table 1

	Total Amount Raised and Timing
	If By 3/31/10 $5,000,000		If By 6/30/10 $5.0m - $10.0m		If By 9/30/10 $7.5m - $15.0m		If By 12/31/10 $12.5m - $20.0m
Pre-money valuation:	% of Base Salary	% Stock Options	% of Base Salary	% Stock Options	% of Base Salary	% Stock Options	% of Base Salary	% Stock Options
Below $35.4M	5.0%	70.0%	7.5%	60.0%	7.5%	40.0%	10.0%	30.0%
$35.4 - $42.4M	10.0%	70.0%	15.0%	60.0%	15.0%	40.0%	25.0%	30.0%
$42.5M	15.0%	70.0%	25.0%	60.0%	25.0%	40.0%	30.0%	30.0%
Above $42.5M	25.0%	70.0%	32.5%	60.0%	32.5%	40.0%	35.0%	30.0%

(d)	Sale Bonus. In the event of the liquidation, dissolution or winding up of the affairs of the Company (including in connection with a permitted sale of all or substantially all of the Company’s assets or in connection with a liquidation, dissolution or winding up of the affairs of the Company described in Section 4 of the Certificate of Designation of the Relative Rights and Preferences of the Series B-1 Convertible

Participating Preferred Stock of the Company), whether voluntary or involuntary, the Company shall pay Executive 3.75% of the Series B-1 Liquidation Preference Amount (as defined in such Certificate of Designation) after an amount equal to the original purchase price of the Company’s Series B-1 Preferred Stock then outstanding is paid to the holders of such Series B-1 Preferred Stock (the “Sale Bonus”); provided that Executive is employed with the Company sixty (60) days prior to such liquidation, dissolution or winding up. The Sale Bonus will be paid in cash to Executive as soon as administratively practicable following the date of such liquidation, dissolution or winding up of the affairs of the Company but in no event later than March 15 of the year following the year in which such liquidation, dissolution or winding up occurs or the year in which Executive employment is terminated, whichever is earlier.”

Section 4.3 of the Agreement is hereby amended to read in its entirety:

Stock Options and Warrants. Executive may be granted stock options from time to time in the discretion of the Company subject to the terms and conditions of a Company approved stock option plan and pursuant to the stock option agreement under which such options are granted. The Company shall grant Executive stock options pursuant to the Stock Option Agreement attached hereto as Exhibit A. The Company shall grant Executive warrants to purchase shares of the Company’s Common Stock pursuant to the warrant agreement set forth in Exhibit B attached hereto. Prior to the completion of any future financings, the Board will convene for purposes of increasing the number of stock options through additional issuances to the target percentage of 6.0% of the outstanding as converted securities of the Company (including common stock plus convertible preferred stock of the Company on an as converted basis), post such new financing and increasing the amount of warrants through additional issuances to the target percentage of 7.5% of the issued and outstanding warrants of the Company, post such new financing.”

Section 7.2 of the Agreement is hereby amended to read in its entirety:

“Termination Without Cause By Company/Severance. Company may terminate Executive’s employment under this Agreement without Cause at any time. In the event of such termination, Executive will receive the Standard Entitlements plus the following Severance Pay: (a) twelve (12) months of Executive’s Base Salary then in effect on the date of termination; provided, however, that for purposes of this Section 7.2 (and any other section in this Agreement that refers to this Section 7.2), “Base Salary” will mean the greater of the Executive’s base salary then in effect or $310,000, and twelve (12) months of Executive’s health care benefits then in effect on the date of termination provided the cost to the Company of such health care benefits does not exceed the cost in effect on the date of termination (the “Severance Pay”) and (b) the vesting of any stock options held by Executive at the time of such termination will accelerate as to the number of shares that otherwise would have vested and been exercisable as of the date that is twenty-four (24) months from the date of termination. The Severance Pay will be payable upon termination. Executive’s receipt of the Severance Benefits will be contingent upon: (x) Executive’s compliance with all surviving provisions of this Agreement as specified in subparagraph 15.7 below; (y) Executive’s execution of a full general release in a form provided by the Company, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company; and (z) Executive’s agreement to act as a consultant for Company for up to a maximum of sixty (60) calendar days immediately following the date of termination, without additional compensation, if requested to do so by Company. The Severance Benefits described herein will be paid or will commence, as applicable, as soon as administratively practicable but within ten (10) calendar days following the Executive’s “separation from service” within the meaning of Section 409A of the Code.

Section 7.4(c) of the Agreement is hereby amended to read in its entirety:

“(c) 280G. If, due to the benefits provided under subparagraph 7.4(a) above and/or any other benefits, Executive is subject to any excise tax due to characterization of any amounts payable under subparagraph 7.4(a) and/or any other benefits as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company, in its sole discretion, may elect to reduce the amounts payable under subparagraph 7.4(a) and/or any other benefits in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code; provided, however, that any such reduction shall be made in the order that least diminishes the economic value of such payments and benefits.”

The Company and Executive hereby acknowledge and consent to the foregoing amendments to the Agreement as set forth herein.

Except as amended herein, all other terms and provisions of the Agreement shall remain in full force and effect.

This Amendment shall be effective upon its execution by the Company and Executive.

This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or electronic transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile or electronic signature were the original thereof.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

Dated: March 11, 2010	/s/ Marc C. Whyte
Marc C. Whyte

Dated: March 11, 2010	NovaRay Medical, Inc.

	By:	/s/ Lynda Wijcik
Lynda Wijcik
Chairman of the Board of Directors
NovaRay Medical, Inc.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

Dated: March 11, 2010	/s/ Marc C. Whyte
Marc C. Whyte

Dated: March 11, 2010	NovaRay Medical, Inc.

	By:	/s/ Lynda Wijcik
Lynda Wijcik
Chairman of the Board of Directors
NovaRay Medical, Inc.